Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 25, 2013
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES SECOND QUARTER 2013 EARNINGS

PHILADELPHIA, PENNSYLVANIA, July 25, 2013 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and six months ended June 30, 2013.  Beneficial recorded net income of $2.9 million and $6.1 million, or $0.04 and $0.08 per diluted share, for the three and six months ended June 30, 2013 compared to $2.3 million and $6.3 million, or $0.03 and $0.08 per diluted share, for the three and six months ended June 30, 2012. Net income for the three and six months ended June 30, 2012 included merger and restructuring charges of $2.7 million and $2.8 million, respectively, related to the acquisition of SE Financial Corporation.

Highlights for the quarter ended June 30, 2013:

•                                          We were awarded the J.D. Power and Associates “Highest Customer Satisfaction with Retail Banking in the Mid-Atlantic Region.”

•                                          Asset quality metrics continued to improve during the quarter with non-performing loans, excluding government guaranteed student loans, decreasing $10.5 million, or 15.3%, to $57.9 million at June 30, 2013 from $68.4 million at December 31, 2012 and decreasing $31.1 million, or 34.9%, from $89.0 million at June 30, 2012. Our non-performing assets ratio, excluding government guaranteed student loans, improved to 1.39% at June 30, 2013, compared to 1.60% at December 31, 2012, and 2.31% at June 30, 2012.

•                                          We reduced our cost of funds on deposits by 18 basis points to 0.51% for the quarter ended June 30, 2013, from 0.69% for the quarter ended June 30, 2012.

•                                          Our balance sheet remained strong at June 30, 2013, with our allowance for loan losses totaling $58.7 million, or 2.46% of total loans, compared to $57.6 million, or 2.36% of total loans, at December 31, 2012, and $55.6 million, or 2.14% of total loans, at June 30, 2012. Reserves as a percentage of non-performing loans, excluding government guaranteed student loans, totaled 101.3% at June 30, 2013 compared to 84.3% at December 31, 2012 and 62.5% at June 30, 2012.

•                                          Beneficial repurchased 355,900 shares of its outstanding common stock during the quarter which increased total treasury shares to 3,483,821 at June 30, 2013.

•                                          Capital levels remain strong with tangible capital to tangible assets totaling 10.73% at June 30, 2013.

The low interest rate environment has continued to reduce the yields on our investment and loan portfolios resulting in net interest income decreasing $5.0 million and $7.8 million, respectively, to $31.2 million and $62.8 million, respectively, for the three and six months ended June 30, 2013 compared to $36.2 million and $70.6 million, respectively, for the three and six months ended June 30, 2012.  Net interest margin decreased to 2.83% for both the three and six months ended June 30, 2013 from 3.21% and 3.23%, respectively, for the same periods in 2012 due to the low rate environment as well as continued weak loan demand. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods.

The reductions in net interest income were partially offset by improvement in our asset quality which resulted in lower required provisions for credit losses.  During the three and six months ended June 30, 2013, the Bank recorded a provision for credit losses in the amount of $5.0 million and $10.0 million, respectively, compared to a provision of $7.5 million and $15.0 million, respectively, for the three and six months ended June 30, 2012.  Net charge-offs during the three and six months ended June 30, 2013 totaled $5.0 million and $9.0 million, or an annualized net charge-off rate of 0.84% and 0.75%, respectively, compared to $7.0 million and $13.6 million, or an annualized net charge off rate of 1.08% and 1.05%, respectively, for the same period in 2012.

Gerard Cuddy, Beneficial’s President and CEO, stated, “We are pleased to announce that, during the quarter, J.D. Power and Associates awarded Beneficial Bank the rating of ‘Highest Customer Satisfaction with Retail Banking in the Mid-Atlantic Region.’  This is a tremendous honor, but it becomes even more special when you consider that the award was the direct result of customer feedback. We believe this award demonstrates our commitment to deliver an education-based experience to our customers through ‘The Beneficial Conversation’ and staying true to our mission to always help our customers to do the right thing financially.”

During the quarter, we also continued to see improvement in our asset quality metrics as we experienced a 34.3% decrease in our non-performing assets at June 30, 2013 compared to a year ago. All of our asset quality metrics have improved significantly from a year ago and our balance sheet reserves remain strong.

During the second quarter of 2013, earnings remain challenged given the slow growing economy and the related lack of loan demand in our markets.  The low interest rate environment also resulted in net interest margin compression for the quarter and we expect that the continued low interest rate environment will put pressure on net interest margin in future periods.  We remain focused on improving profitability and are making a number of investments in people, brand and technology to drive future growth.   Although these investments may result in lower profitability in the short-term, we believe that ultimately they will drive future profitability and value for our shareholders.

Balance Sheet

Total assets decreased $304.9 million, or 6.1%, to $4.7 billion at June 30, 2013 from $5.0 billion at December 31, 2012.  Cash and cash equivalents decreased $216.8 million to $273.1 million at June 30, 2013 from $489.9 million at December 31, 2012. The decrease in cash and cash equivalents was primarily driven by a decline in municipal deposits as a result of our planned re-pricing and run-off strategy. Cash remains elevated due to investment and loan prepayments.

Investments decreased $21.9 million, or 1.2%, to $1.7 billion at June 30, 2013 from $1.8 billion at December 31, 2012.  The decrease in investments during the six months ended June 30, 2013 was driven by investment prepayments and a decrease in the net unrealized gain due to an increase in intermediate and long-term interest rates. We continue to focus on purchasing high quality agency bonds, and maintain a portfolio that provides a steady stream of cash flow both in the current and in rising interest rate environments.

Loans decreased $62.2 million, or 2.5%, to $2.33 billion at June 30, 2013 from $2.39 billion at December 31, 2012.  Despite total loan originations of $281.0 million during the six months ended June 30, 2013, our loan portfolio has decreased as a result of high commercial loan repayments and continued weak loan demand.  During the quarter ended December 31, 2012, we began to hold in portfolio some of our agency eligible mortgage production as the yields on these mortgages were attractive compared to the rates available on investment securities.  As a result of this decision, our mortgage banking income decreased $711 thousand to $752 thousand during the six months ended June 30, 2013 as compared to $1.5 million during the same period last year.

Deposits decreased $189.9 million, or 4.8%, to $3.7 billion at June 30, 2013 from $3.9 billion at December 31, 2012.  The decrease in deposits during the six months ended June 30, 2013 was primarily the result of a $191.8 million decrease in municipal deposits which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts.

At June 30, 2013, stockholders’ equity decreased to $621.3 million, or 13.2% of total assets, compared to $633.9 million, or 12.7% of total assets, at December 31, 2012. The decrease in stockholders’ equity is primarily the result of a $16.1 million decrease in net unrealized gains on investment securities, included in other comprehensive income, as a result of an increase in intermediate and long-term interest rates since year end.

Net Interest Income

For the three months ended June 30, 2013, Beneficial reported net interest income of $31.2 million, a decrease of $5.0 million, or 13.7%, from the three months ended June 30, 2012. The decrease in net interest income during the three months ended June 30, 2013 compared to the same period last year was primarily the result of a reduction in the average interest rate earned on investment securities and loans due to the low interest rate environment and a decline in average loan balances of $290.7 million, partially offset by a reduction in the average cost of liabilities.  Our net interest margin decreased to 2.83% for the three months ended June 30, 2013 from 3.21% for the three months ended June 30, 2012.  We expect that the persistently low interest rate environment will continue to lower yields on our investment and loan portfolios to a greater extent than we can reduce rates on deposits and other interest bearing liabilities, which will put pressure on net interest margin in future periods.

For the six months ended June 30, 2013, Beneficial reported net interest income of $62.8 million, a decrease of $7.8 million, or 11.1%, from the six months ended June 30, 2012. The decrease in net interest income during the six months ended June 30, 2013 compared to the same period last year was primarily the result of a 56 basis point reduction in the average interest rate earned on investment securities and loans, and a decline in average loan balances of $208.8 million, partially offset by a reduction in the average cost of liabilities.  Our net interest margin decreased to 2.83% for the six months ended June 30, 2013 from 3.23% for the six months ended June 30, 2012.

We have been able to lower the cost of our liabilities to 0.69% for both the three and six months ended June 30, 2013, compared to 0.87% and 0.88%, respectively, for the three and six months ended June 30, 2012 by re-pricing higher cost deposits.  The reduction in deposit costs has been primarily due to decreasing rates on our municipal deposits coupled with the planned run-off of these deposits.

Non-interest Income

For the three months ended June 30, 2013, non-interest income totaled $7.3 million, an increase of $454 thousand, or 6.6%, from the three months ended June 30, 2012.  The increase was primarily due to a $201 thousand increase in insurance and advisory commission and fee income, a $129 thousand increase in gains on the sale of investment securities and a $111 thousand increase in business account analysis fees.

For the six months ended June 30, 2013, non-interest income totaled $14.3 million, an increase of $344 thousand, or 2.5%, from the six months ended June 30, 2012.  The increase was primarily due to a $521 thousand increase in gains on the sale of investment securities, a $330 thousand increase in interchange fees, and a $241 thousand increase in business account analysis fees, partially offset by a $711 thousand decrease in mortgage banking income.

Non-interest Expense

For the three months ended June 30, 2013, non-interest expense totaled $30.3 million, a decrease of $2.6 million, or 7.9%, from the three months ended June 30, 2012.  The decrease in non-interest expense was due to the absence of $2.9 million of merger and restructuring charges during the three months ended June 30, 2013.  Intangible asset amortization also decreased $578 thousand as a result of intangibles assets that were fully amortized, offset by increases in other expenses of $983 thousand associated with the outsourcing of certain information technology costs.

For the six months ended June 30, 2013, non-interest expense totaled $60.0 million, a decrease of $2.5 million, or 4.0%, from the six months ended June 30, 2012.  The decrease in non-interest expense was primarily driven by a $3.0 million decrease in merger and restructuring charges and a $711 thousand decrease in salaries and benefits, partially offset by a $776 thousand increase in professional fees primarily related to the Department of Justice Investigation, a $754 thousand increase in information technology costs related to outsourcing and a $349 thousand increase in correspondent bank charges.  During the six months ended June 30, 2013, classified loan and other real estate owned related expense remained elevated as we continue efforts to manage down our non-performing assets.

Income Taxes

For the three months ended June 30, 2013, we recorded a provision for income taxes of $374 thousand, reflecting an effective tax rate of 11.4% compared to a provision for income taxes of $359 thousand reflecting an effective tax rate of 13.4% for the three months ended June 30, 2012.  For the six months ended June 30, 2013, we recorded a provision for income taxes of $949 thousand, reflecting an effective tax rate of 13.4% compared to a provision for income taxes of $802 thousand reflecting an effective tax rate of 11.3% for the six months ended June 30, 2012.  The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits under the Internal Revenue Code.

Asset Quality

Our asset quality metrics continue to improve as we reduce our non-performing asset levels.  At June 30, 2013, our non-performing assets were $87.7 million, representing a decrease of $16.5 million, or 15.9%, from $104.2 million at December 31, 2012, and a $45.8 million decrease, or 34.3%, from $133.5 million at June 30, 2012. Reserves as a percentage of non-performing loans, excluding government guaranteed student loans, totaled 101.3% at June 30, 2013 compared to 84.3% at December 31, 2012 and 62.5% at June 30, 2012.  At June 30, 2013, our allowance for loan losses was $58.7 million, or 2.46% of total loans, compared to $57.6 million, or 2.36% of total loans, at December 31, 2012, and $55.6 million, or 2.14% of total loans, at June 30, 2012.

During the three and six months ended June 30, 2013, the Bank recorded a provision for credit losses in the amount of $5.0 million and $10.0 million, respectively, compared to a provision of $7.5 million and $15.0 million, respectively, for the three and six months ended June 30, 2012.  Net charge-offs during the three and six months ended June 30, 2013 totaled $5.0 million and $9.0 million, or an annualized net charge-off rate of 0.84% and 0.75%, respectively, compared to $7.0 million and $13.6 million, or an annualized net charge off rate of 1.08% and 1.05%, respectively, for the same period in 2012.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments on loans and investments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at June 30, 2013, we had the ability to borrow up to $1.2 billion combined from the FHLB of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios as of June 30, 2013 compared to December 31, 2012 and June 30, 2012, as well as our excess capital over regulatory minimums as of June 30, 2013 to be considered well capitalized, are as follows:

				Minimum Well	Excess Capital
	6/30/2013	12/31/2012	6/30/2012	Capitalized Ratio	6/30/2013

Tangible Capital	10.73%	10.30%	10.53%
Tier 1 Capital (to average assets)	10.35%	9.53%	9.67%	5%	$245,106
Tier 1 Capital (to risk weighted assets)	20.56%	19.23%	18.36%	6%	$335,748
Total Capital (to risk weighted assets)	21.83%	20.50%	19.62%	10%	$272,713

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are well in excess of well capitalized levels under the current regulatory requirements as well as the new capital rules under Basel III that become effective for the Bank on January 1, 2015.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware

Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes or regulatory actions that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2012
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$45,629	$37,550	$54,924	$51,773
Interest-bearing deposits	227,497	287,272	434,984	382,240
Total cash and cash equivalents	273,126	324,822	489,908	434,013

Investment Securities:
Available-for-sale	1,152,199	1,150,475	1,267,491	1,053,597
Held-to-maturity	568,369	557,157	477,198	419,454
Federal Home Loan Bank stock, at cost	18,587	17,823	16,384	19,433
Total investment securities	1,739,155	1,725,455	1,761,073	1,492,484

Loans:	2,385,093	2,407,996	2,447,304	2,599,535
Allowance for loan losses	(58,662)	(58,679)	(57,649)	(55,621)
Net loans	2,326,431	2,349,317	2,389,655	2,543,914

Accrued Interest Receivable	14,902	15,798	15,381	16,267

Bank Premises and Equipment, net	64,606	65,049	64,224	62,446

Other Assets:
Goodwill	121,973	121,973	121,973	122,646
Bank owned life insurance	41,276	40,925	40,569	39,850
Other intangibles	8,944	9,412	9,879	12,085
Other assets	111,077	110,870	113,742	127,532
Total other assets	283,270	283,180	286,163	302,113
Total Assets	$4,701,490	$4,763,621	$5,006,404	$4,851,237

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$310,921	$316,533	$328,892	$322,411
Interest bearing deposits	3,426,688	3,471,859	3,598,621	3,523,320
Total deposits	3,737,609	3,788,392	3,927,513	3,845,731
Borrowed funds	275,361	275,357	250,352	285,344
Other liabilities	67,192	65,429	194,666	88,710
Total liabilities	4,080,162	4,129,178	4,372,531	4,219,785
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	—	—	—	—
Common Stock — $.01 par value	823	823	823	823
Additional paid-in capital	355,436	354,636	354,082	352,112
Unearned common stock held by employee stock ownership plan	(17,000)	(17,449)	(17,901)	(18,534)
Retained earnings (partially restricted)	335,566	332,661	329,447	321,537
Accumulated other comprehensive (loss) income, net	(23,094)	(9,224)	(7,027)	(1,892)
Treasury stock, at cost	(30,403)	(27,004)	(25,551)	(22,594)
Total stockholders’ equity	621,328	634,443	633,873	631,452
Total Liabilities and Stockholders’ Equity	$4,701,490	$4,763,621	$5,006,404	$4,851,237

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
INTEREST INCOME:
Interest and fees on loans	$29,052	$29,656	$34,304	$58,708	$66,613
Interest on overnight investments	203	181	180	384	341
Interest and dividends on investment securities:
Taxable	7,741	7,410	9,239	15,150	18,401
Tax-exempt	702	715	740	1,418	1,532
Total interest income	37,698	37,962	44,463	75,660	86,887

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	719	800	1,344	1,519	2,548
Money market and savings deposits	1,642	1,621	2,279	3,263	4,400
Time deposits	2,057	2,123	2,542	4,180	5,133
Total	4,418	4,544	6,165	8,962	12,081
Interest on borrowed funds	2,052	1,852	2,132	3,905	4,188
Total interest expense	6,470	6,396	8,297	12,867	16,269
Net interest income	31,228	31,566	36,166	62,793	70,618
Provision for loan losses	5,000	5,000	7,500	10,000	15,000
Net interest income after provision for loan losses	26,228	26,566	28,666	52,793	55,618

NON-INTEREST INCOME:

Insurance and advisory commission and fee income	1,690	2,095	1,489	3,784	3,650
Service charges and other income	4,322	3,768	4,119	8,091	7,691
Mortgage banking income	511	242	590	752	1,463
Net gain on sale of investment securities	804	833	675	1,637	1,116
Total non-interest income	7,327	6,938	6,873	14,264	13,920

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,347	13,988	14,722	28,335	29,046
Occupancy expense	2,503	2,515	2,434	5,018	4,897
Depreciation, amortization and maintenance	2,398	2,233	2,273	4,631	4,432
Marketing expense	1,113	927	932	2,040	1,815
Intangible amortization expense	468	467	1,046	935	1,957
FDIC Insurance	947	951	1,075	1,898	2,109
Merger and restructuring charges	(159)	—	2,737	(159)	2,821
Professional fees	948	1,935	1,000	2,882	2,106
Classified loan & other real estate owned related expense	1,969	1,116	1,879	3,084	3,441
Other	5,741	5,583	4,758	11,325	9,843
Total non-interest expense	30,275	29,715	32,856	59,989	62,467

Income before income taxes	3,280	3,789	2,683	7,068	7,071
Income tax expense	374	575	359	949	802

NET INCOME	$2,906	$3,214	$2,324	$6,119	$6,269

EARNINGS PER SHARE — Basic	$0.04	$0.04	$0.03	$0.08	$0.08
EARNINGS PER SHARE — Diluted	$0.04	$0.04	$0.03	$0.08	$0.08

Average common shares outstanding — Basic	76,073,297	76,376,452	76,838,141	76,224,037	76,940,992
Average common shares outstanding — Diluted	76,244,150	76,578,733	77,007,093	76,413,437	77,114,124

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30, 2013		June 30, 2012		June 30, 2013		June 30, 2012
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$2,021,607	1.71%	$1,829,462	2.22%	$2,018,542	1.68%	$1,748,403	2.32%
Overnight investments	322,787	0.25%	289,970	0.25%	307,022	0.25%	272,483	0.25%
Stock	18,519	0.27%	19,705	0.11%	17,623	0.44%	19,121	0.11%
Other investment securities	1,680,301	2.01%	1,519,787	2.63%	1,693,897	1.68%	1,456,799	2.74%

Loans:	2,388,190	4.87%	2,678,860	5.13%	2,412,485	4.88%	2,621,265	5.09%
Residential	681,339	4.65%	698,528	4.85%	676,404	4.69%	656,963	4.85%
Commercial real estate	598,151	5.16%	741,761	5.43%	621,638	5.09%	726,923	5.19%
Business and small business	419,833	5.37%	494,538	5.66%	420,171	5.42%	497,000	5.73%
Personal loans	688,867	4.54%	744,033	4.74%	694,272	4.56%	740,379	4.79%

Total Interest Earning Assets	$4,409,797	3.42%	$4,508,322	3.95%	$4,431,027	3.42%	$4,369,668	3.98%

Deposits:	$3,467,418	0.51%	$3,568,191	0.69%	$3,498,171	0.52%	$3,440,901	0.71%
Savings	1,080,095	0.43%	954,723	0.59%	1,065,806	0.44%	882,084	0.59%
Money Market	482,617	0.39%	548,896	0.65%	489,213	0.39%	542,154	0.67%
Demand	671,938	0.25%	600,822	0.31%	664,563	0.26%	545,424	0.27%
Demand - Municipals	467,041	0.26%	623,475	0.57%	505,644	0.27%	641,143	0.57%
Total Core Deposits	2,701,691	0.35%	2,727,916	0.53%	2,725,226	0.35%	2,610,805	0.54%

Time Deposits	765,727	1.08%	840,275	1.22%	772,945	1.09%	830,096	1.24%

Borrowings	275,360	2.99%	273,253	3.14%	266,440	2.96%	259,817	3.24%

Total Interest Bearing Liabilities	$3,742,778	0.69%	$3,841,444	0.87%	$3,764,611	0.69%	$3,700,718	0.88%

Non-interest Bearing Deposits	312,339		308,879		309,610		292,553

Net Interest Margin		2.83%		3.21%		2.83%		3.23%

ASSET QUALITY INDICATORS (Unaudited)

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2013	2013	2012	2012

Non-performing assets:
Non-accruing loans*	$57,937	$64,539	$68,417	$88,406
Accruing loans past due 90 days or more**	22,516	22,408	24,013	22,269
Total non-performing loans	80,453	86,947	92,430	110,675

Real estate owned	7,197	11,709	11,751	22,806

Total non-performing assets	$87,650	$98,656	$104,181	$133,481

Non-performing loans to total loans	3.37%	3.61%	3.78%	4.26%
Non-performing assets to total assets	1.86%	2.07%	2.08%	2.75%
Non-performing assets less accruing loans past due 90 days or more to total assets	1.39%	1.60%	1.60%	2.29%
ALLL to total loans	2.46%	2.44%	2.36%	2.14%
ALLL to non-performing loans	72.91%	67.49%	62.37%	50.26%
ALLL to non-performing loans (excluding student loans)	101.25%	90.92%	84.26%	62.48%

* Non-accruing loans at June 30, 2013, March 31, 2013 and December 31, 2012 do not include $2.2 million, $2.4 million and $2.3 million, respectively, of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected. Non-accruing loans include $20.1 million, $14.7 million, $15.3 million, and $14.5 million of troubled debt restructured loans (TDRs) as of June 30, 2013, March 31, 2013, December 31, 2012, and June 30, 2012, respectively.

** Includes $22.5 million, $22.4 million, $24.0 million, and $21.6 million in government guaranteed student loans as of June 30, 2013, March 31, 2013, December 31, 2012 and June 30, 2012, respectively.

Non-performing loan charge offs as a percentage of the unpaid principal balances at June 30, 2013 are as follows (excluding government guaranteed student loans):

NON-PERFORMING LOANS (Unaudited):

At June 30, 2013 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Non-performing Loans by Category:
Commercial Real Estate	$22,895	$31,190	$(8,295)	26.60%
Commercial Business	13,107	19,753	(6,646)	33.65%
Commercial Construction	8,363	15,365	(7,002)	45.57%
Residential Real Estate	11,825	12,558	(733)	5.84%
Residential Construction	310	310	—	—
Consumer Personal	1,437	1,455	(18)	1.24%
Total Non-performing Loans	$57,937	$80,631	$(22,694)

The non-performing loans table above does not include $2.2 million of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and were performing as expected at June 30, 2013.

Key Performance ratios are as follows for the three and six months ended (Unaudited):

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2013	2012
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.25%	0.28%	0.30%	0.26%	0.27%
Return on average equity	1.86%	2.14%	2.35%	2.00%	2.02%
Net interest margin	2.83%	2.85%	2.92%	2.83%	3.23%
Efficiency ratio	78.53%	77.17%	75.93%	77.85%	73.89%
Tangible Common Equity	10.73%	10.86%	10.30%	10.73%	10.53%